DRIEHAUS CAPITAL MANAGEMENT LLC
                            DRIEHAUS SECURITIES LLC
                             DRIEHAUS MUTUAL FUNDS
                     DRIEHAUS CAPITAL MANAGEMENT (USVI) LLC

                      CODE OF ETHICS AND BUSINESS CONDUCT

STATEMENT OF GENERAL POLICY AND BUSINESS PRINCIPLES

This Code of Ethics and Business Conduct ("Code") has been adopted under Rule 17j-1 of the Investment Company Act of 1940 ("Rule 17j-1") and Rule 204A-1 of the Investment Advisers Act of 1940 ("Rule 204A-1"). Rule 17j-1 is applicable because Driehaus Capital Management LLC (the "Adviser") is the investment adviser to Driehaus Mutual Funds (the "Fund"), a registered investment company, and Driehaus Securities LLC ("DS LLC") is the Fund's principal underwriter.
The Code also applies to any registered investment company that the Adviser may serve as an investment adviser or sub-adviser. The Code covers all Employees of the Adviser, DS LLC and Driehaus Capital Management (USVI) LLC (collectively the "Firm," "we" or "us"); the Fund's Disinterested Trustees and Advisory Board Members; and others as may be designated from time to time by the Firm ("Access Persons").(1) Our Employees are also subject to the Firm's policies and procedures, including the compliance manuals and employee handbooks that are readily accessible on our Firm's intranet, which may impose additional restrictions on their conduct, including personal securities transactions.

The Code is specifically and reasonably designed for how we conduct our activities and addresses the particular conflicts of interest that we may encounter. A long-standing core business principle of our Firm is our commitment to maintaining the highest legal and ethical standards in the conduct of our business. We have built our reputation for excellence on Client trust and confidence in our professional abilities and integrity. The Code seeks to prevent Employee misuse of material non-public information regarding current and prospective investments we make for our Clients, investment research we perform for our Clients and actual and proposed trading on behalf of our Clients. Together with this Code, we have adopted and implemented various internal policies and procedures to detect and prevent the misuse of material non-public information. Compliance with this Code as well as additional policies and procedures is monitored and enforced by our legal and compliance professionals, who are supported by our strong "culture of compliance."

Integral to our investment management process is "real time" internal sharing of information by the Adviser's Portfolio Managers and research analysts within the equity and credit strategies. The investment personnel for the equity strategies are required to systematically enter research information about the securities held by or under consideration for purchase or sale for a Client, Restricted Strategy or Restricted Account in our Global Research
Database INTERNAL RESEARCH NOTES DATABASE ("GRDIRN") before placing any orders in our Order Management System ("OMS") for execution. The data in the GRD IRN is accessible to, among others, Employees,

(1) Capitalized terms used in the Code are defined when first used or in
Section 1 of the Code.

including the Credit Strategies investment personnel, responsible for the Firm's investment and trading activities on behalf of our Clients. However, the investment personnel for the Credit Strategies are not required to use the GRDIRN, except for long-only equity securities, because the instruments researched and traded by them, e.g. bonds, options and swaps, cannot be entered into this system. Rather, information sharing occurs on a regular and continuous basis among the portfolio management team of the Credit Strategies. The Adviser believes that even though Credit Strategies research (other than for long-only equity securities) is not entered into the GRDIRN, the equity strategies are not disadvantaged because of the marked differences between the strategies and their portfolio holdings. The transactions of the Credit Strategies are monitored by the Compliance Department for potential conflicts of interest with Clients and the results of such monitoring are reported to the Ethics Committee.

We believe that these information sharing and trading procedures, along with the comprehensive Employee education and training, personal securities transaction reporting, compliance monitoring and the imposition of sanctions, where appropriate, work collectively to ensure that as fiduciaries we and all Access Persons do not place our interests above our Clients' interests and comply with the applicable Federal securities laws, rules and regulations.

Any questions regarding the Code's operation should be directed to the Firm's Chief Compliance Officer ("CCO"). Throughout the Code, there are also specific references to the assistance that the CCO can provide to Access Persons. The CCO shall act in accordance with the Firm's policies and procedures, the Code, guidance from the Ethics Committee and in consultation with counsel.

1. DEFINITIONS OF TERMS USED

 (a) "Access Person" means (i) any Fund Trustee, Fund officer, Advisory Board Member or Employee of the Fund or the Firm; and (ii) any natural person who is employed by an entity which controls, is controlled by or is under common control with the Fund or the Firm who obtains or has access to information concerning the purchase or sale of Covered Securities or those under consideration for purchase or sale or current holdings of the Fund or a Client.

 (b) "Acknowledgment" means the initial and annual written certification by each Access Person of receipt and compliance with the Code.

 (c) "Adviser" means Driehaus Capital Management LLC.

 (d) "Advisory Board Member" means any individual serving as a member of an Advisory Board appointed by the Board of Trustees of the Fund.

 (e) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.


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(f) "Beneficial Interest" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by the Access Person, the Access Person's spouse or domestic partner, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner, corporations in which they are a controlling shareholder, except any investment company, mutual fund trust or similar entity registered under applicable U.S. or foreign law, or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Firm's CCO.

(g) "Client" means an advisory client of the Adviser, INCLUDING THE FUND AND A SUB- ADVISED FUND. Client shall not include an Employee or Restricted Account.

(h) "Compliance11" is the Firm's vended web-based compliance and personal trading system, which is primarily used for tracking Employees' holdings, securities transactions, gifts and political contributions.


(i)(H) "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the
------
       Investment Company Act of 1940 (the "Company Act") and Section 202(a)(18)
       of the Investment Advisers Act of 1940 (the "Advisers Act"), including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include securities which are direct obligations of the Government of the United States, shares issued by registered open-end investment companies other than those for which the Adviser serves as the investment adviser or sub-adviser or DS LLC serves as principal underwriter, bankers' acceptances, bank certificates of deposit or commercial paper and high quality short-term debt instruments, including repurchase agreements.
------
(j)(i) "Credit Strategies" are the investment strategies of the Adviser that invest
------
       primarily in fixed income and floating rate securities, of both investment and non-investment grade credit quality, and engage in a variety of short-term trading strategies involving both fixed income and equity securities.

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
(k)(J) "Disinterested Trustee" means any trustee of a Fund who is not an interested
------
       person of the Firm, is not an officer of the Fund and is not otherwise an
       "interested person" of the Fund as defined in the Company Act.
------
(l)(K) "DS LLC" means Driehaus Securities LLC.
======
(m)(L) "Employee" means any person employed by the Firm, whether on a full or part-
------
       time basis, all officers, shareholders and directors of the Firm and any natural person who is employed by an entity which controls, is controlled by or is under common control with the Fund or the Firm who obtains or has access to information concerning the purchase or sale of Covered Securities or those under consideration for purchase or sale or current holdings of the Fund or a Client.

(n)(M) The "Ethics Committee" shall consist of at least three but no more than five members who shall be Employees. One of the members shall be the Firm's General Counsel. The Ethics Committee shall be comprised of Employees with sufficient experience and knowledge of the legal obligations and regulatory responsibilities of the Fund and the Firm. The Ethics Committee shall promptly advise the Fund's Board of Trustees of any appointment or resignation by a member of the Ethics Committee. The Ethics Committee as a whole and each member shall act in accordance with Section 11 below.

(o)(N) "Federal Securities Laws" has the same meaning as that term is defined in Rule
------
       204A-1(e)(4) under the Advisers Act, and includes the Securities Act of 1933
       ("Securities Act"), the Exchange Act, the Company Act, the Advisers Act, Title
       V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and
       Exchange Commission (the "SEC") under any of these statutes, the Bank
       Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.
------
(p)(O) "Fund" means Driehaus Mutual Funds.
------ -----------------------------------------------------------------------------------
(q)(P) "GRDIRN" is the Adviser's Global Research DatabaseINTERNAL RESEARCH NOTES
------ -----------------------------------------------------------------------------------
       DATABASE, a proprietary software application that Employees of the Adviser's
       Investment Management and Research Department are required to use to enter, update, make available and maintain research information about securities held by or under consideration for purchase or sale for a Client, Restricted Strategy or
       Restricted Account. The GRD IRN data is available to Employees, including those with responsibility for investment management and research, trading, and legal and regulatory compliance.
------
(r)(Q) "Limited Offering" includes private placements and means an offering that is
------
       exempt from registration under Section 4(2) or Section 4(6) under the Securities
       Act or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.
------
(s)(R) "New Issue" means an offering of securities registered under the Securities Act,
------
       the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Exchange Act.

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
(t)(S) "Personal Benefit" includes any intended benefit for oneself or any other
------
       individual, company, group or organization of any kind whatsoever except a benefit for a Client or any entity that adopts this Code.
------
(u)(T) "Restricted Account" means an account of the Adviser in which Employees own
------
       a Beneficial Interest of 25% or more.

(U) "Restricted Strategy" means an investment strategy of the Adviser in which Employees own a Beneficial Interest of 25% or more.

(v) "SCHWAB COMPLIANCE TECHNOLOGIES" OR "SCHWABCT" IS THE FIRM'S VENDED WEB-BASED COMPLIANCE AND PERSONAL TRADING SYSTEM, WHICH IS PRIMARILY USED FOR TRACKING EMPLOYEES' HOLDINGS, SECURITIES TRANSACTIONS, GIFTS AND POLITICAL CONTRIBUTIONS.

(w) "Segregated Account" means a Restricted Account which is subject to information barriers from internally-generated stock-specific research information, order and execution information and current holdings information regarding Covered Securities held by or under consideration for purchase or sale for a non-Segregated account or strategy of the Adviser.

(x) "Segregated Strategy" means a Restricted Strategy which is subject to information barriers from internally-generated stock-specific research information, order and execution information and current holdings information regarding Covered Securities held by or under consideration for purchase or sale for a non-Segregated account or strategy of the Adviser.


(x)(Y) "SUB-ADVISED FUND" MEANS A CLIENT FUND SUB-ADVISED BY THE ADVISER THAT IS AN INVESTMENT COMPANY REGISTERED UNDER THE COMPANY ACT.

2. STANDARDS OF BUSINESS CONDUCT AND COMPLIANCE WITH LAWS

Access Persons are required at all times to comply with the Federal Securities Laws as applicable in conducting the business of the Firm or the Fund. Accordingly, a violation of the Federal Securities Laws will be a violation of this Code and may subject an Access Person to sanctions or other appropriate remedial action under the Code.

In addition, as a SEC registered investment adviser subject to the Advisers Act, the Adviser has fiduciary obligations to its Clients. Further, the Code requires that the conduct of Access Persons comply with the fundamental principles of integrity, honesty and trust.

The Code is designed to ensure that Access Persons understand and comply with their fiduciary obligations and to protect Clients by deterring misconduct. The Code also educates Access Persons about the expectations of the Firm and the Fund regarding their behavior and the Federal Securities Laws that govern their conduct, as applicable.

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
 The Code and related policies and procedures contain provisions reasonably necessary to prevent Access Persons from engaging in acts in violation of the Code. Access Persons are required to report any violations of the Code to the CCO. The CCO is primarily responsible for monitoring compliance with the Code and reporting material violations of the Code to the Ethics Committee to ensure the Code's enforcement.

3. TRANSACTIONS WITH A FUND

 No Access Person shall sell to, or purchase from, a Fund any security or other property (except merchandise in the ordinary course of business), in which such Access Person has or would acquire a Beneficial Interest, unless such purchase or sale involves shares of that Fund.

4. DISCLOSURE OF INFORMATION

 No Access Person shall discuss with or otherwise inform others of any security held or to be acquired by a Client except in the performance of employment duties or in an official capacity and then only for the benefit of the Client, and in no event for Personal Benefit or for the benefit of others.

 No Access Person shall release information to dealers or brokers or others (except to those concerned with the execution and settlement of a transaction) as to any changes in a Client's investments, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a prospectus, or (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the declaration of trust, by-laws, rules and regulations, contracts or similar documents governing the operations of the Client.

5. PREFERENTIAL TREATMENT, GIFTS AND BUSINESS ENTERTAINMENT

 AS FIDUCIARIES TO THE FIRM'S CLIENTS (INCLUDING THE FUND AND SUB-ADVISED FUNDS), EMPLOYEES MUST ALWAYS PLACE THE FIRM'S CLIENTS' INTERESTS FIRST AND EMPLOYEES ARE PROHIBITED FROM ALLOWING GIFTS OR ENTERTAINMENT OPPORTUNITIES TO INFLUENCE THE ACTIONS THEY TAKE ON BEHALF OF THE FIRM'S CLIENTS. EMPLOYEES ARE PROHIBITED FROM SOLICITING, SEEKING, OR ACCEPTING FAVORS, PREFERENTIAL TREATMENT, GIFTS, ENTERTAINMENT OPPORTUNITIES, CHARITABLE OR POLITICAL CONTRIBUTIONS FOR THEMSELVES, ON BEHALF OF CLIENTS, PROSPECTS, OR OTHERS, OR FROM RECEIVING ANY OTHER PERSONAL BENEFIT ARISING FROM THEIR ASSOCIATION WITH THE FIRM OR A CLIENT.

 GIFTS AND BUSINESS ENTERTAINMENT FROM BROKER-DEALERS. EMPLOYEES ARE PROHIBITED FROM ACCEPTING FROM ANY SOURCE, INCLUDING BROKER-DEALERS, ANY COMPENSATION, INCLUDING GIFTS OR ENTERTAINMENT, FOR THE PURCHASE OR SALE OF ANY PROPERTY, INCLUDING SECURITIES AND OTHER PORTFOLIO HOLDINGS, TO OR FOR THE FUND OR A SUB-ADVISED FUND. THIS INCLUDES COMPENSATION, INCLUDING GIFTS OR ENTERTAINMENT, FROM COMPANIES IN WHICH THE FUND OR A SUB-ADVISED FUND MAY INVEST.


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[] THIS INCLUDES, BUT IS NOT LIMITED TO, RECEIPT OF ALL GIFTS FROM
BROKER-DEALERS (NOT INCLUDING BRANDED PROMOTIONAL ITEMS OF DE MINIMIS VALUE, I.
E. , LESS THAN $25), ATTENDANCE AT DINNERS HOSTED BY BROKER-DEALERS THAT DO NOT SERVE A VALID AND DIRECT BUSINESS PURPOSE OR BENEFIT TO A CLIENT, AND ALL CONCERTS, SPORTING EVENTS, COCKTAIL PARTIES, GOLF OUTINGS AND OTHER SIMILAR EVENTS OR PERFORMANCES HOSTED BY BROKER- DEALERS.

[] THIS PROHIBITION DOES NOT INCLUDE ON-  OR OFF-SITE   MEETINGS AND
CONFERENCES THAT SERVE A VALID AND DIRECT BUSINESS PURPOSE OR BENEFIT TO A CLIENT (E. G. , ROAD SHOWS, MEETINGS WITH INVESTMENT STRATEGISTS, ECONOMISTS, COMPANY MANAGEMENT, ETC. ) THAT MAY ALSO INCLUDE INCIDENTAL MEALS HOSTED BY A BROKER-DEALER AS SUCH INCIDENTAL MEALS ARE NOT PROVIDED BY THE BROKER-DEALER AS COMPENSATION FOR THE PURCHASE OR SALE OF ANY PROPERTY TO OR FOR THE FUND OR A SUB-ADVISED FUND.

NO EMPLOYEE SHALL SEEK OR ACCEPT FAVORS, PREFERENTIAL TREATMENT, OR ANY OTHER PERSONAL BENEFIT BECAUSE OF HIS OR HER ASSOCIATION WITH A CLIENT, EXCEPT THOSE USUAL AND NORMAL BENEFITS DIRECTLY PROVIDED BY THE CLIENT.

GIFTS FROM ALL OTHER NON-BROKER-DEALER VENDORS. EMPLOYEES MAY ONLY ACCEPT GIFTS OF NOMINAL VALUE (I.E., LESS THAN $100) FROM CURRENT OR PROSPECTIVE VENDORS THAT ARE NOT ENGAGED IN THE BUSINESS OF PURCHASING OR SELLING PROPERTY TO OR FOR THE FUND OR A SUB-ADVISED FUND (I.E., VENDORS THAT ARE NOT BROKER-DEALERS). EMPLOYEES MAY ONLY ACCEPT SUCH GIFTS WHEN THE VALUE INVOLVED CLEARLY WILL NOT PLACE THE EMPLOYEE UNDER ANY REAL OR PERCEIVED OBLIGATION TO THE GIFTOR OR RAISE ANY QUESTION OF IMPROPRIETY.

[] UNDER NO CIRCUMSTANCES MAY AN EMPLOYEE ACCEPT A GIFT OF CASH, INCLUDING A CASH EQUIVALENT SUCH AS A GIFT CERTIFICATE OR A SECURITY, REGARDLESS OF THE AMOUNT.

[] No Employee shall seek or accept any gift or other Personal Benefit of more than de minimis value, i. e. $100 per person per year, from any person or entity that does business with the Firm or Fund or is seeking to do business with the Firm or Fund. Employees are required to promptly report the receipt of any gift or other Personal Benefit to the CCO no later than thirty days after the calendar quarter during which the gift or Personal Benefit was received.
Such reporting should be made through Compliance11.   IF AN EMPLOYEE RECEIVES A
GIFT THAT VIOLATES THE CODE, THEY MUST RETURN THE GIFT OR CONSULT WITH THE CCO TO DETERMINE APPROPRIATE ACTION UNDER THE CIRCUMSTANCES, WHICH CAN INCLUDE DONATING SUCH GIFT TO CHARITY. The CCO shall arrange to donate all gifts of more than de minimis value to charity.

BUSINESS ENTERTAINMENT FROM ALL OTHER NON-BROKER-DEALER VENDORS. IN ADDITION TO THE RECEIPT OF GIFTS, ATTENDANCE AT DINNERS, COCKTAIL PARTIES, GOLF OUTINGS, SPORTING EVENTS, THEATER AND OTHER SIMILAR EVENTS OR PERFORMANCES ALSO MAY CREATE OR APPEAR TO CREATE A CONFLICT OF INTEREST BETWEEN THE FIRM AND ITS CLIENTS. ATTENDANCE AT SUCH EVENTS WHERE THE PERSON OFFERED THE INVITATION AND THE PERSON EXTENDING THE INVITATION ARE BOTH IN ATTENDANCE AND DISCUSS BUSINESS BENEFITTING A CLIENT (E.G., THE PURPOSE OF THE OUTING IS

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
RELATIONSHIP BUILDING OR IS OTHERWISE BUSINESS-RELATED) IS CONSIDERED "BUSINESS ENTERTAINMENT."

[] Likewise, nNo Employee shall seek or accept any business entertainment from any person or entity that does business with the Firm or Fund A CLIENT or THAT is seeking to do business with the Firm or Fund A CLIENT other than usual and customary business entertainment THAT IS NOT EXCESSIVE IN VALUE.

[] Usual and customary business entertainment includes an occasional dinner, a ticket to a sporting event, or comparable entertainment, as long as the donor and recipient are both present at the event and the entertainment or event is not so frequent or lavish as to raise any question of propriety. IF AN EMPLOYEE IS UNSURE AS TO WHETHER SOMETHING MIGHT BE CONSIDERED EXCESSIVE IN VALUE, HE OR SHE MUST CHECK WITH THE CCO OR ANOTHER MEMBER OF THE FIRM'S COMPLIANCE DEPARTMENT PRIOR TO ACCEPTING THE USUAL AND CUSTOMARY BUSINESS ENTERTAINMENT. Employees are required to promptly report business entertainment to the CCO no later than thirty days after the calendar quarter during which the business entertainment took place. Such reporting should be made through Compliance11.


REPORTING. EMPLOYEES ARE REQUIRED TO PROMPTLY REPORT ALL GIFTS AND BUSINESS ENTERTAINMENT TO THE CCO NO LATER THAN THIRTY DAYS AFTER THE CALENDAR QUARTER DURING WHICH THE BUSINESS ENTERTAINMENT TOOK PLACE. SUCH REPORTING SHOULD BE MADE THROUGH SCHWABCT. Any questions regarding the receipt of any gift, entertainment or other Personal Benefit should be directed to the CCO of the Firm. The CCO shall report any exceptions to the gifts and business entertainment policy to the Ethics Committee for appropriate action consistent with enforcement of the Code.

6. CONFLICTS OF INTEREST

 If any Access Person is aware of a personal interest that is, or might be, in conflict with the interest of a Client, that Access Person should disclose the situation or transaction and the nature of the conflict to the CCO for appropriate consideration BY THE ETHICS COMMITTEE. The CCO ETHICS COMMITTEE may consult with the Ethics Committee or counsel with respect to any appropriate action that should be taken.

7. SERVICE AS A DIRECTOR

 Employees are prohibited from serving on the boards of directors of unaffiliated for- profit or not-for-profit corporations, business trusts or similar business entities, whether or not their securities are publicly traded, absent prior written approval by the Ethics Committee, based upon a determination that the board service would not be inconsistent with the interests of the Firm and the Fund. Copies of all written approvals obtained under this paragraph must be provided to and maintained by the CCO.


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
8. MATERIAL NON-PUBLIC INFORMATION

 Securities laws and regulations prohibit the misuse of material non-public information when trading or recommending securities.

 Material non-public information obtained by any Access Person from any source must be kept strictly confidential. All material non-public information should be kept secure, and access to files and computer files containing such information should be restricted. Access Persons shall not act upon or disclose material non-public information except as may be necessary for legitimate business purposes on behalf of a Client or the Firm as appropriate. Questions and requests for assistance regarding material non-public information should be promptly directed to the CCO of the Firm.

 Material non-public information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions,

 and other material non-public information that could reasonably be expected to affect the price of a security.

 Client account information and Fund shareholder account information are also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

9. RESTRICTIONS ON PERSONAL SECURITY TRANSACTIONS

 No Access Person shall knowingly take unlawful advantage of his or her position with the Firm or with the Fund for Personal Benefit, or take action inconsistent with such Access Person's obligations to the Firm, or any Client. All personal securities transactions must be consistent with this Code and must be conducted in a manner designed to avoid any actual or potential conflict of interest or any abuse of any Access Person's position of trust and responsibility. Any transaction effected with the purpose of profiting as a result of one or more transactions effected or anticipated for a Client ("scalping" or "frontrunning") is prohibited.

 (a) ALL EMPLOYEES:

  No Employee shall purchase or sell a Covered Security within four calendar days of a Client trade in that Covered Security. This four day blackout restriction shall not apply to the following exceptions, unless the Ethics Committee determines that the conduct is inconsistent with the Code or the Federal Securities
Laws.

  1. "GRD IRN Entries" An Employee may buy or sell a Covered Security for a Restricted Strategy or Restricted Account after the security name and research information about the security has been entered into the GRDIRN.

  2. "ERISA Account Transactions" Trades may be effected for an account of a qualified employee benefit plan subject to the provisions of the Employee

  Retirement Income Security Act of 1974, as amended, including an account maintained for the benefit of Employees.


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 3. "Excepted Securities" Transactions may be effected in U.S. Government securities, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of U.S. registered open-end investment companies, non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions of securities.

 4. "Credit Strategies" Transactions may be effected for the Adviser's Credit Strategies, except for long-only equity transactions, which must be entered into the GRDIRN.

 5. "Short Sales" Short sale transactions may be effected and buys to cover short sale transactions may be effected.

 6. "Investment Companies" Transactions may be effected in U.S. registered closed-end investment companies and foreign registered open-end and closed-end investment companies.

 7. "Segregated Accounts and Segregated Strategies" Transactions may be effected for the Adviser's Segregated Accounts and Segregated Strategies.

 8. "Managed Accounts" Transactions may be effected in a Managed ACCOUNT AS LONG AS THE ACCOUNT IS MANAGED ON A DISCRETIONARY BASIS AND/OR THAT YOU (OR, IF APPLICABLE, YOUR SPOUSE OR DOMESTIC PARTNER) DO NOT EXERCISE INVESTMENT DISCRETION OR OTHERWISE HAVE DIRECT OR INDIRECT INFLUENCE OR CONTROL OVER INVESTMENT DECISIONS. MANAGED ACCOUNTS MUST RECEIVE PRE-APPROVAL FROM AND BE REPORTED TO THE COMPLIANCE DEPARTMENT ALONG WITH WRITTEN CONFIRMATION FROM THE MANAGER, INVESTMENT ADVISER OR TRUSTEE MANAGING THE ACCOUNT, WHO MAY NOT BE AFFILIATED WITH THE FIRM OR THE FUND, THAT IT IS MANAGED ON A DISCRETIONARY BASIS.

(b) LIMITED OFFERINGS AND NEW ISSUES: No Employee shall directly or indirectly acquire a Beneficial Interest in Limited Offering securities or securities in a New Issue without the prior consent of the Ethics Committee. Consideration will be given to whether the opportunity should be reserved for a Client. The Ethics Committee will review these proposed investments on a case-by-case basis except for those circumstances in which advance general approval may be appropriate because it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the New Issue or Limited Offering. Additionally, Limited Offering securities and New Issue securities may not be purchased for Firm employee profit sharing plans and other Firm employee savings or benefits plans without the prior consent of the Ethics Committee.

(c) RELATED INSTRUMENTS: When anything in this section 9 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.


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 (d) DISINTERESTED TRUSTEES AND ADVISORY BOARD MEMBERS: No Disinterested

  Trustee or Advisory Board Member of a Fund shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Disinterested Trustee or Advisory Board Member knows that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Fund, until such time as the Fund's transactions have been completed or consideration of such transaction is abandoned.

 (e) SANCTION GUIDELINES: Unless an exception exists, if a Restricted Account or

  Restricted Strategy trades in violation of this section 9, the Ethics Committee will determine the appropriate sanction consistent with the Sanction Guidelines of the

  Code, which may include disgorgement of profits to a charity selected by the

  Ethics Committee. A copy of the Sanction Guidelines will be provided to the

  Fund's Board of Trustees annually.

10. REPORTING PROCEDURES

 Unless a noted exception is applicable, each Access Person must follow these procedures for all securities or accounts in which he or she has a Beneficial
Interest:

 (a) REPORTS - ALL ACCESS PERSONS:

  (1) BROKERAGE CONFIRMATIONS AND STATEMENTS: Each Access Person must provide to the Firm's CCO identifying information for all securities or commodities brokerage accounts in which that Access Person has a Beneficial Interest in Covered Securities, INCLUDING IN ANY MANAGED ACCOUNTS. Before opening any brokerage account, INCLUDING A MANAGED ACCOUNT, each Access Person shall submit a completed Securities and Commodities Brokerage Account Report or otherwise provide the information required on such report to the CCO of the Firm. The CCO will arrange to receive trade confirmations and monthly/quarterly account statements from the Access Person's broker-dealer, bank and/or financial institution either directly in hard copy or electronically through Compliance11SCHWABCT.

   To the extent that a security transaction in which an Access Person has any Beneficial Interest or ownership is not reported on brokerage confirmations and statements either in hard copy or through Compliance11SCHWABCT, such transaction must be reported to the Firm's CCO as part of the quarterly transactions report set forth in section 10(a)(2).

  (2) INITIAL AND ANNUAL HOLDINGS REPORTS AND QUARTERLY TRANSACTIONS REPORTS:
Each Access Person must provide a holdings report within 10 days after becoming an Access Person (an "Initial Holdings Report") and annually thereafter (an "Annual Holdings Report"). The Annual Holdings Report


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 must be current within 45 days of the date of the report, and should be made through Compliance11SCHWABCT. Any supplemental supporting documentation should be submitted to the CCO in hard copy, if necessary.

 Each Access Person must also provide a quarterly transactions report within 30 days after the close of a quarter for each transaction during the quarter in a Covered Security in which the Access Person had any Beneficial Interest, INCLUDING ANY MANAGED ACCOUNTS, and provide information for any account established by the Access Person during the quarter. The quarterly transaction reports should be made through Compliance11SCHWABCT. Any supplemental supporting documentation should be submitted to the CCO in hard copy, if necessary.

 Each report must state the title, number of shares and principal amount of each Covered Security in which the Access Person had any Beneficial Interest, the broker/dealer, bank and/or financial institution maintaining the account for the Access Person in which any securities were held for the benefit of the Access Person, and the date that the report is submitted by the Access Person. In addition, the quarterly transaction report must state the date of the transaction, the interest rate and maturity date of the Covered Security (if applicable), the nature of the transaction (i.e., purchase, sale or other), the purchase or sale price, and the date the account was established if established in the current reporting quarter.

(b) EXCEPTIONS TO REPORTING:

 (1) Access Persons need not file a quarterly transaction report if the information would duplicate information that the CCO received in a broker's confirmation or account statement or that is contained in the records of the Firm, including within Compliance11SCHWABCT.

 (2) An Access Person need not make a quarterly transaction report hereunder with respect to transactions effected pursuant to an Automatic Investment Plan.

 (3) A Disinterested Trustee or Advisory Board Member who would be required to make a report referenced in Section 10(a) solely by virtue of being a Trustee or Advisory Board Member is not required to make a report unless Section 10(c)(1) applies.

 (4) An Access Person who is not an Employee of the Firm may provide required reports to the CCO in hard copy in lieu of using Compliance11SCHWABCT.

(c) REPORTS - DISINTERESTED TRUSTEES AND ADVISORY BOARD MEMBERS:

 (1) A Disinterested Trustee or Advisory Board Member must provide a quarterly report to the Ethics Committee of any purchase or sale of any


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 Covered Security in which such person has, or by virtue of such transaction acquires, any Beneficial Interest if at the time of the transaction the Disinterested Trustee or Advisory Board Member knew, or in the ordinary course of fulfilling his or her official duties as a Trustee or Advisory Board Member of a Fund should have known that, on the date of the transaction or within 15 days before or after the transaction, purchase or sale of that class of security was made or considered for the Fund. The form of the report must conform to the provisions of subsection (a)(2) above.

 (2) This subsection (c) shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemptions.

(d) REVIEW OF REPORTS:

 The CCO of the Firm or a designee of the CCO will review reports submitted by

 Access Persons, except no person shall be permitted to review his or her own reports. Any report required to be filed shall not be construed as an admission by the person making such report that he/she has any direct or indirect
Beneficial

 Interest in the security to which the report relates.


11. ETHICS COMMITTEE

 The Ethics Committee will take whatever action it deems necessary and appropriate, consistent with its Sanction Guidelines, with respect to any Access Person of the Firm or the Fund other than as noted below who violates any provision of this Code, and will inform the Fund's Board of Trustees as to the nature of such violation and the action taken by the Committee. However, any information received by the Ethics Committee relating to questionable practices or transactions by a Disinterested Trustee or an Advisory Board Member of a Fund shall immediately be forwarded to the Audit Committee of the Fund for that committee's consideration and such action as it, in its sole judgment, shall deem warranted.

 At least once a year, each Fund, the Adviser and DS LLC must provide a written report prepared by the Ethics Committee to the Fund's Board of Trustees that describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The report will also certify to the Board of Trustees that each Fund and the Firm each have adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Report should also address any significant conflicts of interest that arose involving the Fund and Firm's personal investment policies, even if the conflicts have not resulted in a violation of the Code.

12. WAIVERS

 The Ethics Committee may, in its discretion, waive compliance with any provision of the Code after considering whether the waiver (i) is necessary or appropriate to alleviate


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 undue hardship, or in view of unforeseen circumstances, (ii) will not be inconsistent with the purposes and policies of the Code; (iii) will not adversely affect the interests of any Client or the interests of the Firm and/or (iv) will not result in a transaction or conduct that would violate provisions of applicable laws or rules. Normally, all waiver applications must be made in advance and in writing. A written record shall be kept of all waivers granted by the Ethics Committee, including a brief summary of the reasons for the waiver.

13. CODE REVISIONS

 Any material changes to this Code will be approved by the Fund's Board of Trustees prior to the effective date of such changes.

14. RECORD KEEPING REQUIREMENTS

 The Firm shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports during the past five years after the end of the fiscal year in which the report is made or the information is provided; a copy of each Fund trustee report made during the past five years; a copy of each Acknowledgment of the Code made by Access Persons during the past five years; a record of all Access Persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Access Person's purchase of a New Issue or a Limited Offering.

15. CONDITION OF EMPLOYMENT OR SERVICE

 All Access Persons shall conduct themselves at all times in the best interests of Clients. Compliance with the Code is a condition of employment or continued affiliation with a Fund or the Firm. Conduct not in accordance with the Code is grounds for sanctions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Access Persons shall certify annually to the Ethics Committee that they have read and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.


Effective: February 25, 2013JUNE 15, 2015

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